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                                                                Exhibit 99.1(b)3

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
NDCHealth Corporation and Subsidiaries

(In thousands, except per share data)

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                                     Six Months Ended November 30,
                                     -----------------------------
                                         2001          2000
                                         GAAP       Normalized
                                       --------     ----------
Revenues:
 Information management                $ 71,907     $ 65,215
 Network services and systems           108,511       98,463
                                       --------     --------
                                        180,418      163,678
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Operating expenses:
 Cost of service                         86,892       79,983
 Sales, general and administrative       42,152       38,229
 Depreciation and amortization           12,478       16,627
                                       --------     --------
                                        141,522      134,839
                                       --------     --------

Operating income                         38,896       28,839
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Other income (expense):
 Interest and other income                  695           30
 Interest and other expense              (4,645)      (3,636)
 Minority interest in loss (earnings)     1,073         (117)
                                       --------     --------
                                         (2,877)      (3,723)
                                       --------     --------

Income before income taxes:
 Information management                   9,932        8,102
 Network services and systems            26,087       17,014
                                       --------     --------
                                         36,019       25,116
                                       --------     --------

Provision for income taxes               12,967        9,670
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 Net income                            $ 23,052      $15,446
                                       --------     --------

Basic earnings per share               $   0.68     $   0.47
                                       --------     --------
       Shares                            33,946       32,825

Diluted earnings per share:            $   0.64     $   0.46
                                       --------     --------
       Shares                            39,691       33,741

Normalized results for the six months ended November 30, 2000 exclude revenues and operating expenses related to divested businesses of $5.9 million and $5.6 million, respectively, $2.2 million of restructuring and impairment charges primarily related to consolidation of locations and associated staff and expense reductions, and income from discontinued operations of $8.3 million.